PROSPECTUS


                                1,442,308 Shares

                              REXALL SUNDOWN, INC.
                                  Common Stock

         This Prospectus relates to an aggregate of 1,442,308 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") of Rexall Sundown, Inc., a Florida corporation (the "Company"), which may be offered, from time to time by certain shareholders of the Company (the "Selling Shareholders"). The Company is registering the Shares on behalf of the Selling Shareholders but the registration of the Shares does not necessarily mean that any of the Shares will be offered or sold by the Selling Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "RXSD." On April 29, 1998, the closing sale price of the Common Stock as reported by the Nasdaq National Market was $32.00 per share.

         The Company has been advised by the Selling Shareholders that they may sell all or a portion of the Shares offered hereby from time to time on the Nasdaq National Market or in the over-the-counter market in negotiated transactions, directly or through broker-dealers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). To the extent required, the specific Shares to be sold, the respective purchase prices and public offering prices, names of such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer, will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. In connection with such sales, the Selling Shareholders and any broker-dealers participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of sales of the Shares from time to time. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

         The Company will pay all the expenses incurred in registering the Shares, other than underwriting and brokerage commissions, discounts and fees. The Company will pay all counsel fees and expenses incurred by the Selling Shareholders in connection with the offering hereby up to $20,000. The Shares are being registered at the request of the Selling Shareholders pursuant to a Registration Rights Agreement between the Selling Shareholders and the Company entered into in connection with the acquisition of Richardson Labs, Inc. by the Company in January 1998.

         See "Risk Factors" beginning on Page 4 for a discussion of certain factors that should be considered by prospective investors of the Shares offered hereby.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is May 1, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 3475 Lenox Road, NE, Suite 1000, Atlanta, Georgia 30326. In addition, such reports, proxy statements and other information can be obtained from the Commission's web site at http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, such Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto. Copies of such Registration Statement, including exhibits, may be obtained from the aforementioned public reference facilities of the Commission upon payment of the prescribed fees, examined at no charge at such facilities or downloaded at no charge from the Commission's web site listed above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Exchange Act are incorporated in and made a part of this Prospectus by reference:

         (a) the Company's Annual Report on Form 10-K for the fiscal year August 31, 1997;

         (b) the Company's Current Report on Form 8-K dated February 11, 1998, as amended on Form 8-K/A dated March 13, 1998;

         (c)      the Company's Proxy Statement dated December 29, 1997;

         (d) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 1997 and February 28, 1998; and

         (e) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated June 7, 1993 (Registration No. 0-21884).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents, which also are incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to the Company's principal executive offices: Attn: Secretary, 851 Broken Sound Parkway, NW, Boca Raton, Florida 33487, telephone number (561) 241-9400.

                                   THE COMPANY
General

         Rexall Sundown, Inc. (the "Company") develops, manufactures, markets and sells vitamins, nutritional supplements and consumer health products through three channels of distribution: sales to retailers, direct sales through independent distributors and mail order. The Company offers a broad product line of approximately 1,300 products consisting of approximately 1,900 stock keeping units ("SKUs"), including vitamins in both multivitamin and single-entity formulas, minerals, herbals, homeopathic remedies, weight management products, skin care products and over-the-counter ("OTC") pharmaceuticals.

         The Company was incorporated in the State of Florida in 1976. The Company's principal executive offices are located at 851 Broken Sound Parkway, NW, Boca Raton, Florida 33487, and its telephone number is (561) 241-9400. As used herein, the "Company" means Rexall Sundown, Inc. and its subsidiaries, except where the context indicates otherwise.

Recent Developments

         On January 29, 1998, the Company consummated a merger with Richardson Labs, Inc. ("Richardson"), located at 3475 Commercial Court, Meridian, Idaho 83642, whereby the Company issued 2,884,616 shares of Common Stock, to Richardson's stockholders in exchange for all of the outstanding shares of common stock of Richardson. Richardson develops, markets and sells a broad line of dietary supplements consisting of approximately 100 SKUs primarily in diet and weight management, women's and children's health and sports nutrition. Distribution of its products occurs through the mass market, including mass merchandisers, drug stores and grocery stores and specialty stores, including health food retailers, natural product supermarkets and vitamin stores.

         The transaction was accounted for as a pooling of interests and, accordingly, the Company's financial statements will include the financial position and results of operations of Richardson for all periods presented. Net sales and pro forma income (includes a pro forma adjustment for income taxes related to the Subchapter S status of Richardson) of the Company, Richardson and the combined companies for the year ended August 31, 1997, 1996 and 1995 are as follows:

                                                                 Fiscal year ended August 31,
                                                      -------------------------------------------------------
                                                              1995               1996               1997
                                                              ----               ----               ----
Net sales:
     Rexall Sundown                                           $  148,734         $  187,040       $  263,369
     Richardson                                                   19,803             28,978           27,254
                                                              ----------         ----------       ----------
          Combined                                            $  168,537         $  216,018       $  290,623
                                                              ==========         ==========       ==========

Pro forma income from continuing operations:
     Rexall Sundown                                          $    12,338        $    20,293      $    35,061
     Richardson                                                       10              2,760            2,115
                                                             -----------        -----------      -----------
          Combined                                           $    12,348        $    23,053      $    37,176
                                                             ===========        ===========      ===========

Diluted  income per share from continuing operations:
     Historical as previously reported                       $      0.21        $      0.33      $      0.52
                                                             ===========        ===========      ===========
     Pro forma with Richardson                               $      0.20        $      0.36      $      0.53
                                                             ===========        ===========      ===========


Weighted average common shares outstanding:
     Basic                                                        61,558             63,108           68,572
                                                             ===========        ===========      ===========
     Diluted                                                      61,879             64,337           70,792
                                                             ===========        ===========      ===========

                                  RISK FACTORS

         The Shares offered hereby involve a high degree of risk, including the risks described below. Prospective investors should carefully consider the specific factors set forth below, as well as the other information contained in this Prospectus, before deciding to invest in the Common Stock offered hereby.

         This Prospectus contains certain "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended (the "Securities Act"), which represent the Company's expectations or beliefs, including, but not limited to, statements concerning industry performance, the Company's operations, economic performance, financial condition, growth and acquisition strategies and margins and growth in sales of the Company's products. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including those described below under this "Risk Factors" section and elsewhere in this Prospectus.

Uncertainty Related to Acquisitions

         The Company intends to continue to pursue the acquisition of complementary products, product lines or businesses. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, that any acquired products, product lines or businesses will be successfully integrated or that such products, product lines or businesses will ultimately have a positive impact on the Company, its financial condition or results of operations.

Government Regulation

         The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals, herbs, food, OTC and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as Current Good Manufacturing Practices ("CGMPs"), and are different for drug and food products. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of vitamins, OTC drugs, cosmetics and foods.

         The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements which include vitamins, minerals, nutritional supplements and herbs, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as drugs unless product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, trigger drug status.

         DSHEA provides for specific nutritional labeling requirements for dietary supplements and FDA's final regulations require that all dietary supplements must be labeled in compliance with the regulations by no later than March 23, 1999. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. The Company anticipates that the FDA will finalize CGMPs which are specific to dietary supplements and require at least some of the quality control provisions contained in the CGMPs for drugs. The Company currently manufactures its vitamins and nutritional supplement products in compliance with the applicable food CGMPs.

         The FDA has finalized some of its regulations, including those relating to nutritional labeling requirements. The FDA also has under development additional regulations to implement DSHEA. Final labeling regulations require expanded or different labeling for the Company's vitamin and nutritional products. The Company cannot determine what effect such regulations, when fully implemented, will have on its business in the future. Such regulations could, among other things, require the recall, reformulation or discontinuance of certain products, additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including, warning letters, fines, product recalls and seizures.

         Governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.

         The Company's network marketing subsidiary, Rexall Showcase International, Inc. ("Rexall Showcase"), is subject to regulation under various international, state and local laws which include provisions regulating, among other things, the operation of direct sales programs. In addition, many countries currently have laws that would restrict or prohibit direct sales companies, such as Rexall Showcase, from conducting business therein.

         In addition, the Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Such new legislation could have a material adverse effect on the Company.

Managing and Maintaining Growth

         The Company is currently experiencing a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's management, customer service and support operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and future customers, the Company has substantially increased and will continue to increase its workforce, which requires the Company to attract, train, motivate and manage qualified employees. The Company's ability to manage its planned growth requires the Company to continue to expand its operating, management, information and financial systems, all of which may significantly increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. In addition, the Company's retail customers are not generally bound to purchase products from the Company for any significant length of time. Although the Company has entered into agreements with certain of its retail customers, these agreements can generally be canceled on short notice without cause and with minimal or no liability to such customers. The loss of a significant customer or a number of customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company.

Effect of Adverse Publicity

         The Company's products consist of vitamins, minerals, herbs and other ingredients that the Company regards as safe when taken as suggested by the Company and that various scientific studies have suggested may involve health benefits. While the Company conducts extensive quality control testing on its products, the Company generally does not conduct or sponsor clinical studies relating to the benefits of its products. The Company is highly dependent upon consumers' perception of the overall integrity of its business, as well as the safety and quality of its products and similar products distributed by other companies which may not adhere to the same quality standards as the Company. The Company could be adversely affected if any of the Company's products or any similar products distributed by other companies should prove or be asserted to be harmful to consumers or should scientific studies provide unfavorable findings regarding the effectiveness of the Company's products. Rexall Showcase's ability to attract and retain independent distributors could be adversely affected by negative publicity relating to it or to other direct sales organizations or by the announcement by any governmental agency of investigatory proceedings regarding the business practices of Rexall Showcase or other direct sales organizations.

Reliance on Independent Distributors of Rexall Showcase

         Rexall Showcase's sales are directly dependent upon the efforts of its independent distributors, and any growth in sales volume will require an increase in the productivity or the number of such distributors. As is typical in the direct sales industry, there is turnover in distributors from year to year, which requires the sponsoring and training of new distributors by existing distributors in order to maintain the size of the distributor network. The Company experiences seasonal decreases in distributor sponsoring and product sales due to summer and winter holiday periods. Other factors such as general economic conditions and negative publicity relating to Rexall Showcase or other direct sales organizations could also adversely affect the ability of Rexall Showcase to maintain or expand its distributor network. The loss of a key distributor or group of distributors could adversely affect sales of Rexall Showcase products and impair Rexall Showcase's ability to attract new distributors.

Centralized Location of Manufacturing Operations; Availability of Raw Materials

         The Company currently manufactures and packages substantially all of its products at its manufacturing facilities in Boca Raton and Deerfield Beach, Florida, and, until the opening of its distribution facility in Sparks, Nevada, distributed all of its products from its two distribution facilities in Boca Raton. In addition, as part of the Company's recent acquisition of Richardson, the Company also has a packaging and distribution facility in Meridian, Idaho. Accordingly, any event resulting in the slowdown or stoppage of the Company's manufacturing operations or distribution facilities in southern Florida could have a material adverse effect on the Company. The Company maintains business interruption insurance. There can be no assurance, however, that such insurance will continue to be available at a reasonable cost or, if available, will be adequate to cover any losses that may be incurred from an interruption in the Company's manufacturing and distribution operations.

         Most of the raw materials in the Company's products are obtained from third-party suppliers. Although the Company believes that all of its sources for raw materials are reliable, any interruption of such supply could have a material adverse effect on the Company.

Risks Associated with International Operations

         An element of the Company's future growth strategy is to increase the distribution and sale of the Company's products into international markets. The Company's existing and planned international operations are subject to political and economic uncertainties, including, among other things, inflation, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, transportation, tariffs, export controls, government regulation, trademark availability and registration issues, currency exchange rate fluctuations, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, hostilities or confiscation of property. Changes related to these matters could have a material adverse effect on the Company.

Competition

         The market for the sale of vitamins and nutritional supplements is highly competitive. Competition is based principally upon price, quality of products and marketing support. There are numerous companies in the vitamin and nutritional supplement industry selling products to retailers, including mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Most of these companies are privately held and the Company is unable to precisely assess the size of such competitors. No company is believed to control more than 10% of this market.

         The market for OTC pharmaceuticals and health and beauty care products is also highly competitive. Competition is based principally upon price, quality of products, customer service and marketing support. The Rexall brand competes with nationally advertised brand name products and private label products.

         Although Rexall Showcase competes with other health and nutritional food companies, the Company believes its primary competition stems from other direct sales companies. The Company competes in the recruitment of independent sales people with other direct sales organizations whose product lines may or may not compete with the Company's products.

         Certain of the Company's competitors are substantially larger than the Company and have greater financial resources.

Product Liability Claims

         As a marketer of vitamin and nutritional supplements and other products that are ingested by consumers or applied to their bodies, the Company may be subjected to various product liability claims, including, among others, that its products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. While such claims to date have not been material to the Company and the Company maintains product liability insurance, there can be no assurance that product liability claims and the resultant adverse publicity will not have a material adverse effect on the Company.

Potential Year 2000 Issues

         The Company has initiated a Company-wide task force to review and evaluate the Year 2000 issue as it relates to its internal computer systems and third party computer systems as well as those of its vendors. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues. In addition, the appropriate course of action may include a replacement or an upgrade of certain systems or equipment. The Company believes the cost of such remedial corrective actions will not be material to the Company's financial position, results of operations or cashflows.

         The task force is also working with the Company's vendors who are at various stages in analyzing this issue; there can be no assurance that the systems of other companies on which the Company's systems rely or interface with will also be timely converted. The Company will continue to evaluate the appropriate courses of corrective action as needed.

Concentration of Ownership; Certain Anti-takeover Considerations

         The Company's directors and executive officers and certain of its affiliates beneficially own approximately 52% of the outstanding Common Stock, substantially all of which are beneficially owned or controlled by Carl DeSantis, Dean DeSantis and Damon DeSantis. Accordingly, these shareholders will continue to have the ability to elect all of the directors of the Company and to thereby direct or substantially influence the management, policies and business operations of the Company and will have the power to control the outcome of any matters submitted to a vote of the Company's shareholders. The Company's Board of Directors has the authority to approve the issuance of 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Certain provisions of Florida law, as well as the issuance of preferred stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy contest, or any change in control involving the Company, as well as the removal of management, even if such events would be beneficial to the interests of the Company's shareholders, and may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

Volatility of Stock Price

         The Company's stock price has experienced significant volatility over the past several years. Moreover, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. Market conditions in the vitamin and nutritional supplement industry and factors such as announcements of new products by the Company, its competitors or third parties, and changes in earnings estimates by analysts may have a significant effect on the price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares being offered by the Selling Shareholders hereunder. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $30,000. See "Selling Shareholders."

                              SELLING SHAREHOLDERS

         All of the Shares offered hereby were acquired by the Selling Shareholders in connection with the sale of their ownership interest in Richardson to the Company. The following table sets forth certain information with respect to the beneficial ownership of the Common Stock by the Selling Shareholders.

                                                  Number of           Number of Shares     Ownership of Shares of
Name and Address of                             Shares Owned           Offered Hereby        Common Stock After
Selling Shareholder (1)                       Prior to Offering                                 Offering (2)
--------------------                          -----------------                                 ------------
                                            Shares      Percentage                          Shares      Percentage
                                            ------      ----------                          ------      ----------

Abraham & Sons, LLC (3)                   2,163,462        3.0%            721,154        1,442,308        2.0%

Priddy Brothers Holdings, Inc. (3)(4)      721,154         1.0%            721,154            0              *
--------------------------------
*        Less than 1%.

(1) The address of Abraham & Sons, LLC and Priddy Brothers Holdings, Inc. is 3475 Commercial Court, Meridian, Idaho 83642.
(2) Assumes all Shares registered hereby are sold. Since the Selling Shareholders may sell all, some or none of their Shares, no actual estimate can be made of the aggregate number of Shares that are to be offered hereby or the number or percentage of Shares that each Selling Shareholder will own upon completion of the offering to which this Prospectus relates.
(3) Abraham & Sons, LLC is a limited liability company that is wholly-owned by a charitable trust that is controlled by Ed Priddy, the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Richardson, Mark Priddy, the Executive Vice President and Chief Executive Officer of Richardson and John Priddy, the President of Richardson. Each of Ed, Mark and John Priddy is a Vice President of the Company and John Priddy is also a Director of the Company.
(4) Ed Priddy, Mark Priddy and John Priddy are the sole stockholders of Priddy Brothers Holdings, Inc. with each owning one-third of the outstanding shares thereof.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they may from time to time sell all or part of the Shares in one or more transactions in the over-the-counter market or on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares from whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any broker-dealers or agents participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sale of Common Stock from time to time.

         Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

         The Company will pay all of the expenses, estimated to be approximately $30,000 (which includes all counsel fees and expenses of the Selling Shareholders in connection with the offering hereby), incident to the registration, offer and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have also agreed to indemnify the Company, its directors, officers, agents and representatives against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholders.

         The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The Company has agreed with the Selling Shareholders to use its best efforts to keep the Registration Statement of which this Prospectus constitutes a part effective for a period of time equal to the earlier of the disposition of the Shares or such time as all of the Shares constituting consideration for Richardson may be sold in one transaction under Rule 144 of the Securities Act. The Company intends to de-register any of the Shares not sold by the Selling Shareholders at the end of such period; however, at such time any unsold Shares will be freely tradable subject to compliance with Rule 144.

         At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock being offered hereby is being passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131.

                                     EXPERTS

         The financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 1997, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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No dealer, salesperson or any other person has been authorized to give any             1,442,308 Shares
information or to make any representation not contained in this Prospectus in connection with this offering, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or the Underwriters. This Prospectus does not
constitute an offer to sell or a solicitation of an offer to buy any securities       Rexall Sundown, Inc.
other than the registered securities to which it relates, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                                                                 ------------------------------

                   TABLE OF CONTENTS                                                       PROSPECTUS

                                                                          Page   ______________________________


Available
Information...................................................................2
Incorporation Of Certain Documents By Reference...............................2
The
Company.......................................................................3
Risk
Factors.......................................................................4           May 1, 1998
Use Of
Proceeds......................................................................8
Selling
Shareholders..................................................................9
Plan of
Distribution..................................................................9
Legal
Matters......................................................................10
Experts......................................................................10

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